                                                                 EXHIBIT 99.7


                     SEVERANCE COMPENSATION AND CONSULTING
                   AGREEMENT dated as of February 15, 1988,
            between COMMERCIAL SHEARING, INC., an Ohio corporation
             (the "Company"), and PAUL J. POWERS (the Executive").

     WHEREAS the Company's Board of Directors has determined that, in light of the importance of the Executive's continued services to the stability and continuity of management of the Company and its subsidiaries, it is appropriate and in the best interests of the Company and of its shareholders to reinforce and encourage the Executive's continued disinterested attention and undistracted dedication to his duties in the potentially disturbing circumstances of a possible change in control of the company by providing some degree of personal financial security;

     WHEREAS in order to induce the Executive to remain in the employ of the Company or a subsidiary of the Company (a "Subsidiary"), the Company's Board of Directors has determined that it is desirable to pay the Executive the severance compensation set forth below if the Executive's employment with the Company or a Subsidiary terminates in one of the circumstances described below following a Change in Control of the Company (as defined below); and

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     WHEREAS the Company's Board of Directors has determined that, in the event of such a termination of the Executive's employment following a Change in Control, it would be desirable to utilize the valuable knowledge and experience which the Executive possesses by retaining the Executive as a consultant to the Company.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Company and the Executive agree as follows:

     1. Term of Agreement. This Agreement shall commence on the date hereof and
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shall terminate, except to the extent that any obligation of the Company under this Agreement remains unpaid as of such time, on the earlier to occur of the date on which the Executive reaches age 65 and the date five years from the date of this Agreement; provided that this Agreement shall continue in effect until the earlier to occur of the date on which the Executive reaches age 65 and the date two years beyond the date of termination of this Agreement as provided above if a Change in Control of the Company (as defined below) shall have occurred prior to such date of termination of this Agreement (and shall continue for such additional period as any obligation of the Company under this Agreement shall remain unpaid).

        It is further provided, however, that commencing on the date five years after the date of this Agreement and each anniversary date of the Agreement thereafter (unless the Executive

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has attained age 65), the term of this Agreement shall automatically be extended for one additional year unless not later than 365 days prior to the date five years after the date of this Agreement or subsequent anniversary date the Company or the Executive shall have given written notice of intention not to extend this Agreement.

     2. Change in Control. No compensation shall be payable under this Agreement
        -----------------
and the Executive shall not be retained as a consultant pursuant to Section 5 unless and until (a) there shall have been a Change in Control of the Company while the Executive is still an employee of the Company or a Subsidiary and (b) the Executive's employment by the Company or a Subsidiary thereafter shall have been terminated in accordance with Section 3 of this Agreement. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, of (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of

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the Company, or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company or a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or
(iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

     3. Termination Following Change in Control.
        ---------------------------------------

          (a) If a Change in Control of the Company shall have

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occurred while the Executive is still an employee of the Company or a
Subsidiary, the Executive shall be entitled to the compensation provided in
Section 4 of this Agreement upon the subsequent termination of the Executive's employment with the Company or Subsidiary within two years of the date upon which the Change in Control shall have occurred unless such termination is as a result of (i) the Executive's death; (ii) the Executive's Disability (as defined in Section 3(b) below); (iii) the Executive's Retirement (as defined in Section 3(c) below); (iv) the Executive's termination by the Company for Cause {as defined in Section 3(d) below); or (v) the Executive's decision to terminate employment other than for Good Reason (as defined in Section (e) below).

          (b) Disability. If, as a result of the Executive's incapacity due to
              ----------
physical or mental illness, the Executive shall qualify for benefits under the Company's short-term disability plan or long-term disability plan and shall have been absent from his duties with the Company or a Subsidiary on a full-time basis for a continuous period of six months commencing with the date of Change in Control of the Company or the first day of such absence (whichever is later) and if, within 30 days after written notice of termination is thereafter given by the Company or Subsidiary, the Executive shall not have returned to the full-time performance of the Executive's duties, the Company or Subsidiary may terminate

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the Executive's employment for "Disability" without the Executive's being entitled to the Compensation provided in Section 4.

          (c) Retirement. The term "Retirement" as used in this Agreement shall
              ----------
mean termination by the Company or a Subsidiary or the Executive of the Executive's employment based on the Executive's having reached age 65. Termination based on "Retirement" shall not include, for purposes of this Agreement, the Executive's taking of early retirement by reason of a termination by the Executive of his employment for Good Reason.

          (d) Cause. The Company or a Subsidiary may terminate the Executive's
              -----
employment for Cause without the Executive's being entitled to the compensation provided in Section 4. For purposes of this Agreement, the Company or Subsidiary shall have "Cause" to terminate the Executive's employment only on the basis of
                                                           ----
(i) the Executive's wilful and continued failure substantially to perform his duties with the Company or Subsidiary (other than any such failure resulting from his incapacity due to physical or mental illness or any such failure resulting from the Executive's termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Company's Board of Directors which specifically identifies the manner in which such Board of Directors believes that the

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Executive has not substantially performed his duties, or (ii) the Executive's wilful engagement in conduct materially and demonstrably injurious to the Company or Subsidiary. For purposes of this subsection, no act or failure to act on the Executive's part shall be considered "wilful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or Subsidiary. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Company's Board of Directors, at a meeting of the Board of Directors called and held for the purpose, finding that in the good faith opinion of the Board of Directors the Executive was guilty of conduct set forth in clause (i) or (ii) of the second sentence of this Section 3(d) and specifying the particulars thereof in detail.

          (e) Good Reason. The Executive may terminate the Executive's
              -----------
employment for Good Reason within two years after a Change in Control of the Company and during the term of this Agreement and become entitled to the compensation provided in

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Section 4. For purposes of this Agreement "Good Reason" shall mean any of the following events unless it occurs with the Executive's express prior written consent:

              (i) the assignment to the Executive by the Company or a Subsidiary of any duties inconsistent with, or a diminution of, the Executive's position, duties, titles, offices, responsibilities and status with the Company or Subsidiary immediately prior to a Change in Control of the Company, or any removal of the Executive from or any failure to reelect the Executive to any of such positions, except in connection with the termination of the Executive's employment for Disability, Retirement or Cause or as a result of the Executive's death or by the Executive other than for Good Reason;

              (ii) a reduction by the Company or a Subsidiary in the Executive's base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company's or Subsidiary's failure to increase (within 15 months of the Executive's last increase in base salary) the Executive's base salary after a Change in Control of the Company in an amount which is substantially similar, on a percentage basis, to the average percentage increase in base salary for all officers of the Company or the Subsidiary effected during the preceding 12 months, other than a reduction of the Executive's base salary

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     pursuant to the terms of the Company's short-term disability plan or long-
     term disability plan during a period in which the Executive is disabled (within the meaning of such plan or plans) and qualifies for benefits under such plan or plans;

            (iii) except with respect to changes required to maintain its tax-qualified status or changes generally applicable to all employees of the Company, any failure by the Company or a Subsidiary to continue in effect any benefit plan or arrangement (including, without limitation, the Company's Pension Plan, group life insurance plan, medical, dental, accident and disability plans and educational assistance reimbursement plan) in which the Executive is participating at the time of a Change in Control of the Company (or to substitute and continue other plans providing the Executive with substantially similar benefits) (hereinafter referred to as "Benefit Plans"), the taking of any action by the Company or a Subsidiary which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control of the Company, or the failure by the Company or Subsidiary to provide the Executive with the number of paid

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vacation days to which the Executive is entitled in accordance with the vacation policies in effect at the time of a Change in Control of the Company;

     (iv) any failure by the Company or a Subsidiary to continue in effect any incentive plan or arrangement (including, without limitation, the Company's Management Incentive Plan, annual bonus and contingent bonus arrangements and credits and the right to receive performance awards and similar incentive compensation benefits) in which the Executive is participating at the time of a Change in Control of the Company (or to substitute and continue other plans or arrangements providing the Executive with substantially similar benefits) (hereinafter referred to as "Incentive Plans") or the taking of any action by the Company or Subsidiary which would adversely affect the Executive's participation in any such Incentive Plan or reduce the Executive's benefits under any such Incentive Plan in an amount which is not substantially similar, on a percentage basis, to the average percentage reduction of benefits under any such Incentive Plan effected during the preceding 12 months for all officers of the Company or Subsidiary participating in any such Incentive Plan;

      (v) any failure by the Company or a Subsidiary to continue in effect any plan or arrangement to receive securities of the Company (including, without limitation, the

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Company's 1985 Stock Option Plan and any other plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof or to acquire stock or other securities of the Company) in which the Executive is participating at the time of a Change in Control of the Company (or to substitute and continue plans or arrangements providing the Executive with substantially similar benefits) (hereinafter referred to as "Securities Plans") or the taking of any action by the Company or a Subsidiary which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Securities Plan;

     (vi) a relocation of the Company's principal executive offices or the Executive's relocation to any place other than the location at which the Executive performed the Executive's duties prior to a Change in Control of the Company;

    (vii) a substantial increase in business travel obligations over such obligations as they existed at the time of a Change in Control of the Company;

    (viii) any material breach by the Company or a Subsidiary of any provision of this Agreement;

    (ix) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

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          (x)  any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(f).

       (f) Notice of Termination.  Any termination by the Company or a
           ---------------------
Subsidiary pursuant to Section 3(b), 3(c) or 3(d) or by the Executive pursuant to Section 3(e) shall be communicated to the other party by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination by the Company or Subsidiary shall be effective without such Notice of Termination.

       (g) Date of Termination.  "Date of Termination" shall mean (a) if this
           -------------------
Agreement is terminated by the Company or a Subsidiary for Disability, 30 days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period) or (b) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given.

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       (h)  Expenses.  The Company shall pay to the Executive all legal fees and
            --------
expenses incurred by the Executive as a result of the termination of the Executive's employment other than pursuant to Section 3(b), 3(c) and 3(d) or by reason of death or for Good Reason (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

    4. Severance Compensation upon Termination.
       ---------------------------------------

       (a) If the Executive's employment by the Company or a Subsidiary is terminated (i) by the Company or Subsidiary pursuant to Section 3(b), 3(c) or 3(d) or by reason of death or (ii) by the Executive other than for Good Reason, the Executive shall not be entitled to any severance compensation under this Agreement, but the absence of the Executive's entitlement to any benefits under this Agreement shall not prejudice the Executive's right to the full realization of any and all other benefits to which the Executive shall be entitled pursuant to the terms of any employee benefit plans or other agreements of the Company or Subsidiary in which the Executive is a participant or to which the Executive is a party.

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          (b)  If the Executive's employment by the Company or a Subsidiary is terminated (a) by the Company or Subsidiary other than pursuant to Section 3(b), 3(c) or 3(d) or by reason of death or (b) by the Executive for Good Reason, then the Executive shall be entitled to the severance compensation provided below:

         (i) The Company shall pay as severance compensation to the Executive at the time specified in subsection (ii) below, unless the Executive elects the option set forth in subsection (v) below, a lump-sum severance payment equal to two times the Executive's Annual Cash Compensation reduced by any actual damages paid to the Executive by the Company as a result of the Company's breach of an employment contract with the Executive. For purposes of this Agreement, "Annual Cash Compensation" shall mean the sum of (x) the Executive's annual base salary in effect at the time Notice of Termination is given, and (y) an amount equal to the highest annual compensation paid in the last three (3) calendar years as compensation under the Company's management incentive compensation plan (or any successor plan). If the date that is twelve (12) months after the Date of Termination occurs after the Executive reaches age 63, such lump-sum severance payment shall be equal to the Executive's Annual Cash Compensation multiplied by a fraction of which the numerator

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    shall be the number of months from such date until the Executive reaches age 65 and the denominator shall be twelve (12).

        (ii) The severance compensation provided for in subsection (i) above shall be made not later than the 10th day following the Date of Termination; provided, however, that, if the amount of such compensation cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company but subject to the provisions of subsection (c), of the minimum amount of such compensation and shall pay the remainder of such compensation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code")) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

        (iii) The Company shall arrange to provide the Executive for a period of twenty-four (24) months following the date that is twelve (12) months after the Date of

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    Termination (or, if such date occurs after the Executive reaches age 63, for a period equal to the number of months after such date until the Executive reaches age 65) or until the Executive's earlier death, with life, health, disability and accident insurance benefits and a package of "executive benefits" (including use of an automobile and certain club memberships) (collectively, "Employment Benefits") substantially similar to those which the Executive was receiving immediately prior to the Notice of Termination.

        (iv) During the term of this Agreement and through the period of twenty-four (24) months following the date that is twelve months after the Date of Termination (or, if such date occurs after the Executive reaches age 63, for a period equal to the number of months after such date until the Executive reaches age 65), all benefits (collectively, "Pension Benefits") under the Pension Plan and any other plan or agreement relating to retirement benefits shall continue to accrue to the Executive, crediting of service of the Executive with respect to Pension Benefits shall continue and the Executive shall be entitled to receive all Pension Benefits provided to the Executive under the Pension Plan or any other plan or agreement relating to retirement benefits. To the extent that the amount of any Pension Benefits cannot take into account such accrual or crediting by reason of the Executive's no longer being an employee of the Company during

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    such period, the Company shall itself pay to the Executive an amount equal to the additional benefits that would have been provided had such accrual or crediting been taken into account in calculating such Pension Benefits. The obligation of the Company to provide any Pension Benefit payment under the preceding sentence constitutes merely the unsecured promise of the Company to make such payments from its general assets, and the Executive shall have no interest in, or lien or prior claim upon, any property of the Company or any Subsidiary with respect thereto.

        (v) If the Executive so elects by notice to the Company not later than six (6) months prior to the Date of Termination, in lieu of the lump-sum severance compensation payment set forth in subsection (b) (i), for a period of twenty-four (24) months from the date that is twelve (12) months after the Date of Termination, the Company shall pay the Executive monthly an amount equal to one twenty-fourth (1/24) of a total amount which, payable over such period in such installments, would have discounted present value equal to the amount of the lump-sum severance compensation payment set forth in subsection (b) (i) ; provided, however, that, if the date that is twelve
    (12) months after the Date of Termination occurs after the Executive reaches age 63, for a period equal to the number of months from such date until the Executive reaches age 65, the Company shall pay the Executive

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    in equal monthly installments a total amount which, payable over such period in such installments, would have a discounted present value equal to the amount of the lump-sum severance compensation payment as determined in accordance with the provisions of subsection (b)(i).

       (c) If after reduction for any applicable federal excise tax imposed by
Section 4999 of the Code and federal income tax imposed by the Code, the Executive's net proceeds of the severance compensation payable under this
Section 4 would be less than the amount of the Executive's net proceeds resulting from payment of severance compensation described below, after reduction for federal income taxes, then the amount under this Section 4 (without application of the paragraph (c)) shall be reduced as hereinafter provided. If the severance compensation under this Section 4, either alone or together with other payments to the Executive from the Company or a Subsidiary (including, but not limited to, payments under the 1982 Plan), would constitute a "parachute payment" (as defined in Section 280G of the Code), such severance compensation shall be reduced to the largest amount that will result in no portion of the severance compensation payments under this Section 4 being subject to the excise tax imposed by Section 4999 of the Code or being disallowed as deductions to the Company under Section 280G of the Code. The determination of whether any reduction in the severance compensation payments under this paragraph (c) is to apply shall be made by the Executive in

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good faith after consultation with the Company, and such determination shall be conclusive and binding on the Company. The Company shall cooperate in qood Eaitb with the Executive in making such determination and in providing the necessary information for this purpose.

                  5. Consultinq Agreement upon Termination and
                     -----------------------------------------
Agreement not to Compete.
- ------------------------

        (a) If the Executive's employment by the Company or a Subsidiary is terminated (i) by the Company or a Subsidiary other than pursuant to Section 3(b), 3(c) or 3(d) or by reason of death or (ii) by the Executive for Good Reason, then the Company shall retain the Executive as a consultant for a period commencing on the Date of Termination and ending the earlier of one year after the Date of Termination and the date on which the Executive reaches age 65. During such period, the Executive shall provide ongoing consulting services to the Company as requested by the Company, including services substantially similar to those which would have been performed by the Executive had the Executive's employment not been terminated, and in such capacity, the Executive will be an independent contractor and not an employee or agent of the Company. Such consulting services shall not be required to be performed at a location other than that at which the Executive's duties were performed prior to the Date of Termination

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        (b) In consideration for the Executive's agreement to provide consultlng services, the Company shall pay to the Executive not later than the tenth day following the Date of Termination (unless the Executive elects the option set forth in Section 5(e)) an amount equal to the Executive's Annual Cash Compensation; provided, however, that if the Executive's Annual Cash Compensation cannot be finally determined on or before such day, the Company shall pay to the Executive on such day the estimated minimum amount of such Annual Cash Compensation, as determined in good faith by the Company and (A) the Company shall pay to the Executive any deficiency in such estimated amount as soon as the Executive's Annual Cash Compensation can be finally determined but in no event later than the thirtieth day after the Date of Termination or (B) the Executive shall repay to the Company, not later than the tenth day after demand by the Company, any excess of such estimated amount over the Executive's Annual Cash Compensation as finally determined (in each case, together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

        (c) The Company shall arrange to provide the Executive for a period of twelve (12) months following the Date of Termination (or, if the Date of Termination occurs after the Executive reaches age 64, for a period equal to the number of months after the Date of Termination until tbe Executive reaches

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

age 65) or until the Executive's earlier death, with Employment Benefits substantially similar to those which the Executive was receiving immediately prior to the Notice of Termination.

        (d) During the period of twelve (12) months following the Date of Termination (or, if the Date of Termination occurs after the Executive reaches age 64, for a period equal to the number of months after the Date of Termination until the Executive reaches age 65), all Pension Benefits shall continue to accrue to the Executive, crediting of services of the Executive with respect to the Pension Benefits shall continue and the Executive shall be entitled to receive all Pension Benefits provided to the Executive under the Pension Plan or any other plan or agreement relating to retirement benefits. To the extent that the amount of any Pension Benefit cannot take into account such accrual or crediting by reason of the Executive's no longer being an employee of the Company during such period, the Company shall itself pay to the Executive an amount equal to the additional benefits that would have been provided had such accrual or crediting been taken into account in calculating such Pension Benefits. The obligation of the Company to provide any Pension Benefit payment under the preceding sentence constitutes merely the unsecured promise of the Company to make such payments from its general assets, and the Executive shall have no interest in, or lien or prior claim upon, any property of the Company or any Subsidiary with respect thereto.

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        (e) If the Executive so elects by notice to the Company not later than six (6) months prior to the Date of Termination, in lieu of the lump-sum payment set forth in Section 5(b), for a period of twelve (12) months from the Date of Termination, the Company shall pay the Executive monthly an amount equal to one twelfth (1/12) of a total amount which, payable over such period in such installments, would have a discounted present value equal to the amount of the lump-sum payment set forth in Section 5(b); provided, however, that, if the Date of Termination occurs after the Executive reaches age 64, for a period equal to the number of months from the Date of Termination until the Executive reaches ages 65, the Company shall pay the Executive in equal monthly installments a total amount which, payable over such period in such installments, would have a discounted present value equal to the amount of the lump-sum payment as determined in accordance with the provisions of Section 5(b).

     6. No Obligation To Mitigate Damages; No Effect on Other
        -----------------------------------------------------
Contractual Rights.
- ------------------

        (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the termination of the Executive's employment, or otherwise.

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        (b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue so1ely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement of the Company or any Subsidiary.

     7. Successor to the Company.
        ------------------------

        (a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive's employment for Good Reason. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

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

        (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

     8. Notice. For purposes of this Agreement, notices and all
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other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company or a Subsidiary:

     Commercial Shearing, Inc.
     Corporate Offices
     1175 Logan Avenue
     Youngstown, Ohio 44501
     Attention of: General Counsel

If to the Executive:  Paul J. Powers
                      137 Newport Drive
                      Youngstown, Ohio 44512

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     9.  Miscellaneous. No provisions of this Agreement may be modified,
         --------------
waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of tbe State of Ohio.

     10. Employment. The Executive agrees to be bound by the terms and
         -----------
conditions of this Agreement and to remain in the employ of the Company or Subsidiary during any period following any public announcement by any person of any proposed transaction or transactions which, if effected, would result in a Change in Control of the Company until a Change in Control of the Company has taken place or, in the opinion of the Board of Directors, such person has abandoned or terminated its efforts to effect a Change in Control of the Company. Subject to the foregoing, nothing contained in this Agreement shall impair or interfere in any way with the right of the Executive to terminate the Executive's employment or the right of the Company or any Subsidiary to terminate the employment of the Executive with or without cause prior to a Change in Control of the Company. Nothing contained in this Agreement shall be construed as a contract of employment between the Company or any Subsidiary and the Executive or as a right of the Executive to continue in the employ of the Company or any Subsidiary, or as a limitation of the right of the Company or any Subsidiary to discharge the Executive with or without cause prior to a Change in Control of the Company.

     11. Validity. The invalidity or unenforceability of any provisions of this
         ---------
Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     12. Counterparts. This Agreement may be executed in one or more
         -------------
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     13. Legal Fees and Expenses The Company or Subsidiary shall pay all legal
         -----------------------
fees and expenses which the Executive may incur as a result of the Company's or Subsidiary's contesting the validity, enforceability or the Executive's interpretation of, or determinations under, this Agreement.

     14. Laws Governing. This Agreement has been entered into in the State of
         --------------
Ohio, and shall be construed, interpreted and governed in accordance with the laws of the State of Ohio.

  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


EXECUTIVE:                                       COMMERCIAL SHEARING, INC.



Name: /s/ Paul J. Powers                         By: /s/ Don E. Tucker
- ------------------------------                   ------------------------
Title: Chairman, President and                   Name: Don E. Tucker
        Chief Executive Officer                  Title: SR. V.P.